Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 17th day of March, 2012, to be effective as of 11:59 p.m. on March 31, 2012 (the “Effective Time”), by and among inVentiv Health, Inc., a Delaware corporation (“Purchaser”), Kforce Clinical Research, Inc., a Florida corporation (the “Company”) and Kforce Inc., a Florida corporation (the “Seller”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 1.1 hereof.

RECITALS

WHEREAS, the Company is engaged in the business of providing functional outsourcing solutions for clinical research as well as contingent contract staffing and permanent placement of clinical research personnel to pharmaceutical and biotechnology companies (the “Business”);

WHEREAS, the Seller owns, in the aggregate, 100% of the issued and outstanding shares of capital stock of the Company on a fully-diluted basis;

WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties acknowledge that the Company utilizes, and has utilized, certain assets of the Seller and its Affiliates in its operations (including, e.g., computer hardware, computer software, real property and software licenses), as well as services of the Seller and its Affiliates (including, e.g., accounting, billing and receivables, finance, human resources, information technology, legal, marketing, payroll, tax and treasury) that will not be included in the transaction contemplated hereby or available following Closing, except to the extent included in the Transition Services Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“3-10(g) Information” means the information, schedules or footnotes satisfying Item 3-10(g) of Regulation S-X promulgated under the Securities Act, assuming Seller and all of its wholly-owned domestic Subsidiaries are guarantors of registered debt securities and all non-domestic Subsidiaries and non-wholly owned Subsidiaries of Seller are not guarantors of such debt securities, as required for the applicable financial statements.

“409A Plans” is defined in Section 3.20(m).

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” means this Agreement and the Disclosure Schedules hereto, as this Agreement may be amended from time to time.

“Allocation Schedule” has the meaning set forth in Section 9.7.

“Arbitrator” has the meaning set forth in Section 2.3(c).

“Articles of Incorporation” means the Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Florida.

“Baseline Net Working Capital” is defined in Section 2.3(b).

“Benefit Plan” means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, performance, retirement, vacation or other paid-time-off, severance or termination, disability, death benefit, employment, retention, change-in-control, hospitalization, fringe benefit, medical, dental, vision, stock purchase, stock option, phantom stock, equity compensation or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by or on behalf of the Seller, the Company or any of their Subsidiaries or ERISA Affiliates, in each case, providing benefits to any current or former employee of the Company or any of its Subsidiaries, and in each case whether written or oral, informal or formal, subject to ERISA or not. The term “Benefit Plan” shall also include any plan, program, policy, arrangement or Contract with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates may have liability (including potential, secondary or contingent liability) under Title IV of ERISA to any Person and including any liability by reason of any Person’s being or having been an ERISA Affiliate.

“Business Auditors” is Deloitte & Touche LLP.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in Florida are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Bylaws” means the Bylaws of the Company.

“Carve-Out Financial Statements” is defined in Section 5.7(a).

“Change of Control” shall mean if: (i) any Person acquires directly or indirectly the beneficial ownership of any voting security of the Seller and immediately after such acquisition such Person is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then-outstanding voting securities of the Seller, and replaces the majority of the directors of the Seller with its own nominees; or (ii) consummation of a merger, consolidation, recapitalization, or reorganization of the Seller, other than any such transaction which would result in stockholders or equity holders of the Seller immediately prior to such transaction owning at least 50% or the outstanding securities of the surviving entity in such transaction immediately following such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“Closing Date Net Working Capital” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” means Company Owned Intellectual Property and Company Non-Owned Intellectual Property.

“Company Non-Owned Intellectual Property” means all Intellectual Property that is used or under development by, or licensed to, the Company and material to the Business. For the avoidance of doubt, except as set forth in Section 3.15(a)(ii) of the Disclosure Schedule, the Company Non-Owned Intellectual Property shall not be conveyed to the Company or to the Purchaser as a result of the transactions contemplated by this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company.

“Constitutive Documents” means the Articles of Incorporation and Bylaws.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or legally binding understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (vi) Section 4975 of the Code.

“Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software), or (ii) assigned, registered or applied for.

“Current Assets” means those current assets listed in Section 1.1(a) of the Disclosure Schedule.

“Current Liabilities” means those current liabilities listed in Section 1.1(b) of the Disclosure Schedule, increased by the amount of any payroll Taxes payable by the Company with respect to the items described in subsection (xiv) of the definition of “Indebtedness” and decreased by the amount of any such items not actually paid by the Company.

“Delivery Date” is defined in Section 2.3(a).

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Company and the Seller set forth in Article III, delivered contemporaneously with this Agreement.

“Disputed Matters” is defined in Section 2.3(c).

“Effective Time” shall have the meaning set forth in the preamble.

“Encumbrances” is defined in Section 3.5.

“Environment” means any and all environmental media, including, but not limited to, ambient air, surface water, ground water, drinking water supply, land surface, subsurface strata, wetlands or sediments.

“Environmental Law” means any and all federal, state, local or foreign statutes, laws, codes, regulations, rules, orders, judgments, binding judicial decisions, permits, writs, decrees, approvals, injunctions, ordinances and binding directives pertaining to or relating to protection or restoration of the Environment, pollution, health and safety, noise, radiation, or the manufacture, generation, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Material and the health or safety of employees in the workplace environment with respect to Hazardous Material, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and any similar federal, state or local law, as each is in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” are defined in Section 3.9(a).

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Material” means, whether alone or in combination, whether solid, liquid or gaseous: (i) any pollutant, contaminant, substance, chemical or material that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear material, natural or synthetic gas, pesticide, or polychlorinated biphenyl; (iii) any pollutant, contaminant, substance, material, chemical or waste that is explosive or radioactive; or (iv) any hazardous chemical, pollutant, contaminant, hazardous waste, toxic chemical, all as defined as hazardous under any Environmental Law.

“Indebtedness” means, without duplication: (i) all indebtedness for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than ninety (90) days past due); (ii) all principal, interest, prepayment penalties and premiums and other obligations as evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations upon which interest charges are customarily paid; (iv) all obligations under conditional sale or other title retention agreements relating to the purchase of property or assets; (v) all obligations issued or assumed as the deferred purchase price of property or services; (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property, whether or not the obligations secured thereby have been assumed; (vii) all guarantees of indebtedness of others; (viii) all capital lease obligations; (ix) all obligations in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies; (x) all obligations as an account party in respect of letters of credit and banker’s acceptances; (xi) all obligations consisting of overdrafts (e.g., cash float reflected as a negative on the cash line); (xii) all obligations for deferred compensation except for those obligations listed in Section 1.1 of the Disclosure Schedule; (xiii) all obligations with respect to performance bonuses for the year ended December 31, 2011; (xiv) all retention, transaction, special, separation or similar bonuses with the exception of retention incentives payable to certain clinical research associates listed in Section 3.10 of the Disclosure Schedule; (xv) all liabilities under any 401(k) plans and all other Benefit Plans except for those liabilities listed in Section 1.1 of the Disclosure Schedule; and (xvi) all fees arising from or relating to the procurement or transfer of information technology licenses in connection with the separation of the Company and the Business from Seller.

“Indemnification Deductible” is defined in Section 8.2(c).

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” means either a Purchaser or a Company Indemnifying Party.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supply lists, pricing and cost information, and business and marketing plans and proposals, (v) software or computer programs, (vi) licenses and agreements pursuant to which a Person has acquired rights in or to any of the foregoing or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the foregoing, and (vii) unregistered rights in copyright to print or electronic publications and content.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order or decree of, or issued by, any Governmental Entity.

“Knowledge” means, with respect to any matter in question, the actual knowledge of Kristin Ellis, Randy Kehrmeyer, Peg Connelly, Kelly Bonn, Eleanore Doyle, Jeff Hackman, William Josey and Beverly Miles, after reasonable inquiry. “Known” is synonymous with “Knowledge.”

“Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation of any Governmental Entity.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Leased Property” is defined in Section 3.13.

“Licensed Intellectual Property” means all Company Intellectual Property that is licensed to Seller, the Company, the Company’s Subsidiaries or some combination of these entities.

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Losses” means any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued or otherwise), losses, claims, damages, Taxes, deficiencies, Judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and reasonable expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation). Losses shall not include any incidental or consequential damages, including, but not limited to, lost profits or business opportunities or amounts with respect to which specific reserves have been created on the Most Recent Balance Sheet.

“Mark” means any trademark, trade name, trade dress, service mark or domain name.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise), results of operations or future prospects of the Company or the Business, or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company or the Seller of the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (a) any change relating to the United States economy, financial and securities markets or business conditions in general, so long as any impact on the Business or the Company is not disproportionate; (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (c) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity; (d) the taking of any action contemplated by this Agreement and the other agreements contemplated by this Agreement; (e) any actual or threatened loss or diminution of a customer’s business, provided such loss or diminution is not the result of, or does not constitute, any breach by Seller of any representation, warranty or covenant included in this Agreement without regard to the representation contained in Section 3.10(b); (f) any actual or threatened loss of personnel engaged in the Business, provided such loss is not the result of, or does not constitute, any breach by Seller of any representation, warranty or covenant included in this Agreement without regard to the representation contained in Section 3.10(b); and (g) any adverse change, effect, event, occurrence, state of facts or development described in clause (i) or (ii) above resulting from conditions generally affecting the industry in which the Company participates.

“Material Contract” is defined in Section 3.14(a).

“Most Recent Balance Sheet” is defined in Section 3.9(a).

“Most Recent Balance Sheet Date” means December 31, 2011.

“Nonsolicitation Period” is defined in Section 5.5(b).

“Notice of Disagreement” is defined in Section 2.3(c).

“Offering Documents” is defined in Section 5.7(d)(i).

“Ordinary Course of Business” means any action taken if: (i) such action is consistent with past practice including as to amount and frequency and is taken in the course of normal day-to-day operations, and (ii) such action complies with Law.

“Party” means a party to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pre-Closing Period” means all Taxable periods ending on or before the Closing Date and the portion of all Taxable periods that includes (but does not end on) the Closing Date.

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” is defined in Section 2.2.

“Purchase Price Adjustment” is defined in Section 2.3(b).

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Indemnifiable Loss” is defined in Section 8.2(a).

“Purchaser Indemnified Party” is defined in Section 8.2(a).

“Purchaser Registration Statement” is defined in Section 5.7(b).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Request” is defined in Section 5.7(a).

“SEC” is defined in Section 3.3(b).

“SEC Requirements” means the requirements for financial statements included in a registration statement filed in connection with an offer or exchange of debt securities on Form S-1 or Form S-4 (or any successor forms) under the Securities Act in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Recitals.

“Seller 401(k) Plan” is defined in Section 5.4(c).

“Seller Indemnified Party” is defined in Section 8.3.

“Seller Taxes” means (a) any and all Taxes imposed on or assessed against the Company for any Pre-Closing Period; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Period of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (c) any Taxes resulting from a breach of the representations and warranties set forth in Section 3.17 hereof or payable pursuant to a covenant of the Seller set forth in this Agreement including, without limitation, Section 9.6 hereof; and (d) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, or by contract the primary purpose of which is the sharing, allocation, or indemnification of Taxes, which Taxes relate to an event or transaction occurring on or before the Closing Date.

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” is defined in Section 9.2.

“Subject Matter Area” is defined in Section 5.5(a).

“Subsidiary” means, with respect to any Person, another Person (i) of which 50.0% or more of any class of capital stock or other equity interest is owned or controlled, directly or indirectly, by such first Person, or (ii) of which such first Person is a general partner.

“Tax” or “Taxes” means United States, provincial, state, local, or foreign income, gross receipts, sales, license, employment, payroll, excise, severance, documentary, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Section 59A of the Code), highway use, commercial rent, customs duties, capital stock, paid-up capital, franchise, profits, withholding, social security (or similar), single business, unemployment, disability, registration, ad valorem, real or immovable property, personal or movable property, sales, use, transfer, value added, alternative or add-on minimum, recordation, grantee/grantor, registration, privilege, goods and services, estimated, net worth, transfer and recording taxes, charges, duties, fees, levies or other assessments or fees imposed or required to be withheld by the IRS or any other Taxing Governmental Entity, together with any interest, penalties, fines, damage costs, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, duties, fees, levies, other assessments or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest whether disputed or not and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return other document (including related or supporting schedule (including, without limitation, Schedule K-1), report, declaration, attachment, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.

“Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article VIII.

“Transition Services Agreement” means the transition services agreement executed as of the date hereof by and between the Purchaser and the Seller pursuant to which the Seller will provide certain transition services to the Purchaser with respect to the Company and the Business following the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1991.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. Upon the terms and conditions set forth in this Agreement, the Seller hereby sells to Purchaser, and Purchaser hereby purchases from the Seller, the Shares.

2.2 Purchase Price. The aggregate purchase price for the Shares is $50,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 2.3 below. On the Closing Date, Purchaser will pay to Seller by wire transfer in immediately available funds the Purchase Price less any Indebtedness that cannot be satisfied as of the Closing and is listed on Section 7.2(a)(iii) of the Disclosure Schedule; provided, however, that obligations described in subparts (xii) (relating to deferred compensation) and (xvi) (relating to information technology licenses) of the definition of Indebtedness will be paid by the Seller post-Closing and will therefore not be subtracted from the Purchase Price as determined under this Section 2.2.

2.3 Purchase Price Adjustment.

(a) Within forty-five (45) days of the Closing (the “Delivery Date”), Purchaser shall deliver to the Seller a calculation as of the Closing Date, prepared in accordance with GAAP, of the amount, if any, by which the Current Assets of the Company exceed the Current Liabilities of the Company (“Closing Date Net Working Capital”), provided that for purposes of such calculation, any item included in the definition of “Indebtedness” shall be excluded from the calculation of Current Liabilities. Prior to the Delivery Date, Seller shall make its accounting personnel reasonably available to the Purchaser to facilitate Purchaser’s calculation of the Closing Date Net Working Capital.

(b) In the event Closing Date Net Working Capital is less than $5,000,000 (the “Baseline Net Working Capital”), the Seller shall be required to refund to Purchaser the amount by which the Baseline Net Working Capital exceeds Closing Date Net Working Capital. In the event the Closing Date Net Working Capital is more than the Baseline Net Working Capital, the Purchaser shall be required to pay to the Seller the amount by which the Closing Date Net Working Capital exceeds the Baseline Net Working Capital. Any amounts owed by the Seller to Purchaser or by the Purchaser to Seller pursuant to this Section 2.3(b) shall be due and payable within thirty (30) days of the Delivery Date, unless disputed in accordance with Section 2.3(c). The adjustment to the Purchase Price provided for in this Section is hereinafter referred to as the “Purchase Price Adjustment.”

(c) The Seller shall have thirty (30) days from the Delivery Date to deliver a written notice of disagreement to Purchaser (a “Notice of Disagreement”). During such period, Purchaser shall make the books and accounting records relating to the Business (including work papers) and appropriate accounting personnel available to the Seller. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If no Notice of Disagreement is delivered within such thirty (30) day period, the Closing Date Net Working Capital amount shall become final and binding upon the Parties. Following delivery of a Notice of Disagreement, the Parties shall attempt to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If the Parties fail to reach a written agreement with respect to all such matters within 30 days of the Notice of Disagreement, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the “Disputed Matters”) shall be submitted to and reviewed by an arbitrator with experience in such matters (the “Arbitrator”) from BDO Seidman or such other nationally recognized accounting firm as Purchaser and the Seller shall mutually agree upon in writing in the event BDO Seidman is unable or unwilling to serve in such capacity or if it is engaged by either Party after the date of this Agreement. Any amounts related to matters that are not Disputed Matters shall be paid as if no Notice of Disagreement was delivered within five (5) days of the earlier to occur of (i) delivery of a Notice of Disagreement by the Seller, and (ii) the Closing Date Net Working Capital amount becoming final and binding on the Parties in accordance with this Section 2.3(c). The Arbitrator shall act promptly (in no event to exceed 30 days) to resolve all Disputed Matters and his or her decision with respect to all Disputed Matters shall be final and binding upon the Parties. The fees and expenses of the Arbitrator incurred in resolving the Disputed Matters shall be borne (i) by the Seller in that proportion that the amount Seller is not awarded bears to the aggregate amount contested by Seller, and (ii) by Purchaser in that proportion that the amount Seller is awarded bears to the aggregate amount contested by Seller and the Arbitrator shall make an allocation of its fees and expenses consistent with the foregoing. For example, if Purchaser submits a Disputed Matter to the Arbitrator with a value of $100,000 and the Arbitrator awards $75,000 to Purchaser, Purchaser shall bear 25% of the Arbitrator’s fees and expenses and Seller shall bear 75% of the Arbitrator’s fees and expenses. If a Notice of Disagreement is delivered, the Purchase Price Adjustment for any adjustment required pursuant to this Section 2.3(c) shall be paid by the Seller or Purchaser, respectively, by wire transfer to a bank account designated by the Seller or Purchaser, as appropriate, within five (5) days of final determination (whether the Notice of Disagreement is resolved by the Parties’ mutual resolution or by the Arbitrator) thereof in immediately available United States Dollars.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution of this Agreement, the Seller represents and warrants to Purchaser for its reliance in the execution, delivery and performance of this Agreement that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

3.1 Organization and Standing. The Company: (a) is a corporation duly organized, validly existing and with active status under the Laws of the State of Florida; (b) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted and as contemplated by this Agreement; and (c) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 3.1 of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. The Company has made available to Purchaser complete and correct copies of its Constitutive Documents, as amended, to date. The Company is not in violation of any of the provisions of its Constitutive Documents.

3.2 Power and Authority; Binding Agreement. Each of the Company and the Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Company and the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Seller and no other proceedings on the part of the Company or the Seller are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Seller and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company and the Seller, enforceable against each of them in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

3.3 Noncontravention.

(a) Other than as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by the Company and the Seller of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by the Company and the Seller with the provisions of this Agreement do not and will not require any consent or other action by any Person under, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or the Seller under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents or the Seller’s constitutive documents, as applicable; (ii) any Indebtedness or Contract to which the Company or the Seller is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Company or the Seller has rights or benefits other than the Indebtedness that will be repaid at Closing; or (iii) any (A) Law, or (B) Judgment, in each case, applicable to the Company or the Seller, its properties or assets. Notwithstanding the previous sentence, any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, rights, entitlements, aggregate Losses or Liens that have not given rise to, or would not reasonably be anticipated to give rise to, an event constituting a Material Adverse Change shall not be considered a breach of this Section 3.3(a).

(b) Other than the required filings with the Securities and Exchange Commission (the “SEC”) and under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (the “HSR”), to the Seller’s Knowledge, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or the Seller in connection with the execution and delivery by the Company or the Seller of this Agreement, the consummation by the Company or the Seller of the transactions contemplated hereby or the compliance by the Company and the Seller with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Company or the Seller to perform its obligations under this Agreement and will not result in a Material Adverse Change.

3.4 Compliance with Laws.

(a) Other than as set forth in Section 3.4(a) of the Disclosure Schedule, the Company is and has been in material compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses or operations. The Company has not received a written notice or other written communication (or, to the Knowledge of the Seller, any oral notice or other communication) that is currently pending alleging a possible violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to the Company’s businesses or operations.

(b) Other than as set forth in Section 3.4(b) of the Disclosure Schedule, since January 1, 2009:

(i) the Company has not received an FDA Form 483 or FDA Warning or Untitled Letter or similar correspondence from the United States Department of Health and Human Services (or the foreign equivalents thereof);

(ii) the Company has not been advised of any qui tam lawsuits or governmental investigations relating to Good Clinical Practices or data privacy law violations;

(iii) the Company has not been subject to any investigation, litigation or settlement alleging or involving violations of the Anti-Kickback Statute, the False Claims Act, or similar state statutes;

(iv) no penalty, fine or other sanction has been assessed against the Company by any Governmental Entity as would reasonably be expected to be, individually or in the aggregate, material to the Company;

(v) neither the Company nor any of its employees has been debarred or excluded by, or is subject to debarment or exclusion by, any Governmental Entity or has otherwise been disqualified or suspended by any Governmental Entity from performing scientific or clinical investigations or submitting or assisting in the submission of any drug or medical device application; and

(vi) the Company has maintained, in connection with the Company’s functional outsourcing solutions operations, operating practices adequate to ensure material compliance with the lawful requirements of clinical trials.

3.5 Title to Shares. The Seller has good and marketable title to the Shares, free and clear of all restrictions, Liens, voting trusts, stockholder agreements, proxies, agreements, arrangements and encumbrances of any kind whatsoever (collectively, “Encumbrances”). As of the Closing, the Seller has transferred good and marketable title to the Shares to Purchaser free and clear of all Encumbrances.

3.6 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and beneficially by the Seller. As of the date hereof, the Shares are, and as of the Closing Date will be, all of the issued and outstanding capital stock of the Company. The rights, preferences and privileges of the Shares are as set forth in the Articles of Incorporation. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.7 Subsidiaries. The Company has no Subsidiaries other than those listed on Section 3.7(a) of the Disclosure Schedule. The Company does not own or hold the right to acquire any shares of stock or any other security or interest, directly or indirectly, of or in any Person. Each of the Subsidiaries: (a) is a corporation or a limited liability company duly organized, validly existing with active status under the Laws of the State of Florida; (b) has all requisite corporate or company power and authority to own its properties, carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 3.7(b) of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change.

3.8 Permits. The Company validly holds and has in full force and effect, or has taken appropriate steps to obtain or renew, all material Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted. The Company is in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or material violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or the execution and delivery of this Agreement, except where such suspension, modification, revocation or nonrenewal would not result in a Material Adverse Change. No proceeding is pending or, to the Seller’s Knowledge, threatened, seeking the revocation or limitation of any Permit. Section 3.8 of the Disclosure Schedule lists each Permit of a material nature issued or granted to or held by the Company. All of the Permits listed on Section 3.8 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company employee or agent or otherwise on behalf of the Company.

3.9 Financial Statements.

(a) Section 3.9(a) of the Disclosure Schedule sets forth the unaudited balance sheet of the Company as of December 31, 2011 (the “Most Recent Balance Sheet”) and December 31, 2010, together with the related statements of income for the twelve months ended December 31, 2011 and December 31, 2010 (collectively, the “Financial Statements”). The Financial Statements: (i) are consistent with the books and records of the Company and Seller; (ii) have been prepared in accordance with GAAP; and (iii) present fairly the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein in all material respects.

(b) All accounts receivable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are bona fide claims of the Company and arose from valid transactions in the Ordinary Course of Business. The Company has received no written (or, to the Seller’s Knowledge, other) notice or other indication and the Seller has no Knowledge that any of the Company’s accounts receivable will not be collectible in full, net of any reserves shown on the Most Recent Balance Sheet.

(c) All accounts payable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are bona fide claims against the Company and arose from valid transactions in the Ordinary Course of Business.

(d) The Seller maintains and since January 1, 2009, has maintained, such internal controls, practices and procedures with respect to financial, bookkeeping and accounting matters as are reasonable and would not preclude the preparation, in accordance with GAAP, of an audited balance sheet of the Company as of each of December 31, 2009, 2010 and 2011, together with the related statement of income, for the twelve months ended as of each of December 31, 2009, 2010 and 2011.

3.10 Absence of Changes or Events. Except as set forth in Section 3.10 of the Disclosure Schedule, since December 31, 2011:

(a) The Company has conducted its business only in the Ordinary Course of Business;

(b) There has occurred no Material Adverse Change, nor, to the Seller’s Knowledge, any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change;

(c) The Company has not: (i) amended its Constitutive Documents; (ii) issued, sold, transferred, pledged, disposed of or encumbered any of its capital stock or any commitments or rights of any kind to acquire any of its capital stock; (iii) purchased or otherwise acquired directly or indirectly any of its capital stock, or any instrument or security which consists of or includes a right to acquire such capital stock; or (iv) declared or paid any dividends or distributions on or with respect to its capital stock;

(d) The Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company;

(e) The Company has not changed in any material respect any of the accounting policies or methods used by it;

(f) The Company has not incurred loss of, or damage to, its tangible personal property assets in excess of $100,000 individually or $150,000 in the aggregate whether as a result of any natural disaster, labor trouble, accident, other casualty or otherwise;

(g) The Company has not mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of its assets;

(h) The Company has not sold, exchanged, transferred or otherwise disposed of any of its assets, except in the Ordinary Course of Business;

(i) The Company has not canceled any debts or claims, except in the Ordinary Course of Business;

(j) The Company has not reserved for or written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business and none of which, individually or in the aggregate, would result in a Material Adverse Change;

(k) The Company has not made, or committed to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(l) There has not been any labor dispute or disturbance materially adversely affecting the business operations, prospects or financial condition of the Company, including the filing of any petition or charge of unfair labor practice with any Governmental Entity, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;

(m) There has not been any employment, severance, termination, retention, change of control or similar agreements or arrangements entered into or modified by the Company or any of its Subsidiaries related to any employee, or any bonuses, salary increases, severance or termination pay made or granted by the Company or any of its Subsidiaries to any employee or other increase in the compensation or benefits provided to any current or former employee of the Company or any of its Subsidiaries, except for salary, compensation or benefit increases or bonuses granted in the Ordinary Course of Business to employees and disclosed in Section 3.10(m) of the Disclosure Schedule;

(n) The Company has not adopted, amended or modified any Benefit Plan;

(o) The Company has not entered into, modified or terminated any Material Contract or waived any material rights under any Material Contract other than in the Ordinary Course of Business;

(p) There has not been any loan or advance of money or other property by the Company to any employee other than business travel advances, use of a Company credit card in the Ordinary Course of Business or any loans which may have been satisfied prior to the date hereof;

(q) The Company has maintained its books and records in accordance with GAAP; and

(r) The Company has not made any agreement to do any of the foregoing, other than negotiations with Purchaser and its Representatives regarding the transactions contemplated by this Agreement.

3.11 Undisclosed Liabilities. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company does not have any liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise), except: (i) liabilities, obligations or commitments which are appropriately reflected or reserved against in the Most Recent Balance Sheet; (ii) liabilities, obligations or commitments which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date; or (iii) liabilities, obligations or commitments disclosed in the Disclosure Schedule.

3.12 Assets other than Real Property.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of each tangible personal property asset owned or leased by the Company and that is material to the Company’s business, specifying for each asset whether such asset is owned or leased. The Company is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all personal property (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except inventory that has been sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, all material tangible personal property of the Company is located at the offices of the Company at 1001 East Palm Avenue, Tampa, Florida 33605. Except as set forth in Section 3.12(b) of the Disclosure Schedule, all material personal property of the Company is free from material defects Known to the Seller and is in good working order, ordinary wear and tear excepted.

3.13 Real Property. The Company owns no real property. Section 3.13 of the Disclosure Schedule lists all real property and interests in real property leased by or to the Company (each, a “Leased Property”). The Company has delivered to Purchaser complete and accurate copies of all such leases, including any subleases, and any operating agreements relating thereto. With respect to each Leased Property, except as set forth in Section 3.13 of the Disclosure Schedule: (i) the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens (other than Permitted Liens and Liens which would not reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property), leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, other than those identified in the leases and operating agreements provided to Purchaser and other matters which would not reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property; (ii) the lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms; (iii) the lease relating to such Leased Property will, immediately following the Closing Date, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof; (iv) the Company is not and, to the Knowledge of the Seller, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease; (v) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities in the manner currently used by the Company; (vi) all rents and additional rents due and payable through the Closing Date on the lease relating to such Leased Property have been paid; (vii) to the Knowledge of the Seller, the current use by the Company of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law in any material respect; and (viii) all necessary third party consents, approvals, filings and registrations required to be obtained by the Company with respect to such leases in connection with the transactions contemplated by this Agreement or otherwise, have been made or obtained.

3.14 Contracts.

(a) Section 3.14(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party or by which it is bound (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”):

(i) Employment, independent contractor or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any employee of the Company or any of its Subsidiaries or relating to the Business;

(ii) Contract not to compete or otherwise restricting the development, manufacture, marketing, distribution or sale of any products or services by the Company or relating to the Business;

(iii) Contract, other than customer Contracts, containing any “non-solicitation” or “no-hire” provision that restricts the Company or its conduct of the Business in any manner;

(iv) Contract containing any provision that purports to apply to or restrict the Company from engaging in any line of business, either directly or through any other conduct of the Business, anywhere in the world;

(v) Contract between the Company and the Seller or any Affiliate of the Seller (other than the Company);

(vi) Lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Leased Property, or (B) any portion of any premises otherwise occupied by the Company;

(vii) Lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than any Contracts that individually do not involve the payment by or to the Company of more than $100,000 in any twelve-month period), or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company (other than any Contracts that individually do not involve the payment by or to the Company of more than $100,000 in any twelve-month period);

(viii) Contract relating to the Business: (A) calling for performance over a period of more than one (1) year, other than a customer Contract; (B) (i) requiring or otherwise involving payment by or on behalf of, or to the Company of more than $200,000 in the twelve month period ending with the February 2012 accounting month; (ii) that by its stated terms requires or otherwise involves payment by or on behalf of, or to the Company of more than $200,000 in the next twelve months; or (iii) pursuant to which the Seller has concluded in its good faith judgment payment of more than $200,000 could be made by or on behalf of, or to the Company in the next twelve months, provided that, Purchaser acknowledges that there can be no assurance of future payment by, on behalf of, or to the Company in any particular amount; (C) in which the Company has granted “most favored nation” pricing provisions or marketing rights relating to any products or territory; or (D) in which the Company has agreed to purchase or sell a minimum quantity of goods or services or has agreed to purchase or sell goods or services exclusively from a certain party;

(ix) Contract for the disposition of any assets or business of the Company (other than sales of inventory in the Ordinary Course of Business) or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person;

(x) Contract for any joint venture or partnership relating to the Business;

(xi) Contract granting a third party any license to any Company Intellectual Property, or pursuant to which the Company has been granted by a third party any license to any Intellectual Property other than “off the shelf” or other standard widely commercially available software products, or any other license, option or other Contract relating in whole or in part to Company Intellectual Property or the Intellectual Property of any other Person;

(xii) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xiii) Contract (including so called “take or pay” or “keep well” agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company, or (B) the Company has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiv) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xv) Mortgage or other Lien upon any Leased Property, other than Permitted Liens and Liens which would not materially impair the current uses or the occupancy by the Company of such Leased Property;

(xvi) Contract providing for indemnification of any Person by the Company;

(xvii) Contract, other than customer Contracts and Contracts between the Company or any of its Subsidiaries and their respective employees, providing that the Company or any employee of the Company or any of its Subsidiaries maintains the confidentiality of any information, or providing for any Person to maintain the confidentiality of any information material to the Company or the Business;

(xviii) Contract involving a research or development collaboration or similar arrangement;

(xix) Contract granting any third party a security interest in any of the Company’s assets;

(xx) Contract with or involving the provision of goods or services to any Governmental Entity; and

(xxi) Contract giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company.

(b) Each Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms. True and complete copies of each Material Contract (and a written summary of the terms of any oral Material Contracts) have been delivered to Purchaser or will be delivered by the Closing. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there is no material default, material violation or material breach under any Contract by the Company or, to the Seller’s Knowledge, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default, material violation or material breach thereunder by the Company or, to the Seller’s Knowledge, any other party thereto. The Company and each of its employees is and has been in material compliance with all material policies, procedures and protocols maintained by each customer under a Material Contract. Except as set forth in Section 3.14(b) of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under any Material Contract) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Section 3.14(b) of the Disclosure Schedule, neither the Company nor the Seller has received from any counterparties to any Material Contract: (i) any notice of any breach or default or any notice that any such party intends to terminate, cancel or not renew any Material Contract; (ii) any claim for damages or indemnification and, to the Knowledge of Seller, no fact or circumstances exists which could reasonably be expected to form the basis for a claim for damages or indemnification; or (iii) solely with respect to any of the Material Contracts listed under Section 3.14(a)(viii)(B) and Contracts with the ten (10) largest suppliers providing products or services to the Company during the fiscal year ended December 31, 2011, any notice that such party intends to substantially alter (including as a result of any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) any such Material Contract; except, with respect to (i) and (ii), as would not reasonably be expected, individually or in the aggregate, to be material to the business of the Company taken as a whole.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of the Company Intellectual Property indicating: (i) the Company Owned Intellectual Property and (ii) the general categories of Company Non-Owned Intellectual Property and those items within each of these categories that are significant to the Business as now being operated.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule: (i) the Company owns all Company Owned Intellectual Property free and clear of all Liens; (ii) either the Company or one of its Affiliates has valid licenses to use, free and clear of all Liens, all Company Non-Owned Intellectual Property; (ii) there are no claims or demands asserted in writing by any other Person pertaining to any Company Intellectual Property; and (iii) no proceeding has been instituted, or is pending or, to the Knowledge of the Seller, threatened, which challenges the validity or enforceability of, or the Company’s rights in or ownership of, or alleges any infringement in respect of, the Company Intellectual Property.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, all Company Owned Intellectual Property has been properly assigned to the Company, to the extent such assignment is legally required to establish the Company’s ownership thereof.

(d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Company does not pay or receive any royalty to or from anyone with respect to any Company Intellectual Property, nor has the Company granted a license to anyone to use any Company Intellectual Property.

(e) Except as set forth in Section 3.15(e) of the Disclosure Schedule: (i) all rights of the Company in and to Company Owned Intellectual Property will be unaffected by the transactions contemplated hereby and (ii) while the Transition Services Agreement is in effect, the use of the Company Non-Owned Intellectual Property will be unaffected by the transactions contemplated hereby.

(f) Except as set forth in Section 3.15(f) of the Disclosure Schedule, the Company is not subject to any Judgment with respect to, nor has it entered into or is it a party to any Contract which restricts or impairs the Company’s use of, any Company Intellectual Property.

(g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, the Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property.

(h) The Company Intellectual Property does not infringe upon the rights of any Person. Except as set forth in Section 3.15(h) of the Disclosure Schedule to the Seller’s Knowledge, no third party has infringed upon or misappropriated any Company Intellectual Property.

(i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the Company has obtained work-for-hire agreements and Intellectual Property assignments from all employees and contractors of the Company and its Subsidiaries necessary to establish and preserve, for the benefit of the Company and its Subsidiaries, any Company Intellectual Property and exercises reasonable care with respect to the dissemination of any Company Intellectual Property.

3.16 Litigation. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) there is no Legal Proceeding that is pending (or, to the Seller’s Knowledge, threatened) against the Company;

(b) the Company is not operating under and is not subject to any Judgment, writ, injunction or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge;

(c) there are no unsatisfied Judgments outstanding against the Company; and

(d) there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby.

3.17 Taxes.

(a) All Tax Returns required to be filed by, or including, the Company and/or its Subsidiaries have been or will be timely filed and all Taxes owed by the Company and/or its Subsidiaries (whether or not shown on any Tax Return) have been or will be timely paid. The Company, its Subsidiaries and/or any Person that files Tax Returns which include the Company and/or any of its Subsidiaries are not delinquent in the payment of any Taxes with respect to such Tax Returns.

(b) All Tax Returns filed by, or including, the Company and/or any of its Subsidiaries are true, correct and complete in all respects and were prepared in compliance with all applicable Laws and regulations. The charges, accruals and reserves for current Taxes with respect to the Company and its Subsidiaries reflected on both the Most Recent Balance Sheet and the Interim Balance Sheet are adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the date hereof. The Company and its Subsidiaries will have no aggregate liabilities for Taxes in excess of the charges, accruals and reserves reflected on both the Most Recent Balance Sheet and the Interim Balance Sheet.

(c) Section 3.17(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and/or its Subsidiaries since December 31, 2010, including all income Tax Returns filed on a consolidated, combined or unitary basis, noting the applicable periods for which assessment under applicable Laws, after giving effect to agreements, extensions, or waivers, has not expired, and noting all such agreements, extensions, or waivers, if any. There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against the Company and/or any of its Subsidiaries, or any Person that files Tax Returns which include the Company and/or any of its Subsidiaries, concerning the Tax liability of the Company and/or any of its Subsidiaries. No deficiencies for any Taxes of the Company and/or any of its Subsidiaries have been proposed in writing, asserted or assessed (tentatively or definitively), or, to the Knowledge of the Seller, are threatened, by any Taxing Governmental Entity.

(d) Except as set forth in Section 3.17(d) of the Disclosure Schedule, none of Seller, the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return with respect to the Company and/or any of its Subsidiaries, which Tax Return has not yet been filed (other than an income Tax Return for calendar year 2011). Except as set forth in Section 3.17(d) of the Disclosure Schedule, none of the Seller (solely with respect to the Company and/or its Subsidiaries), the Company or any of its Subsidiaries has, within the last seven (7) years, paid or become liable to pay any material penalty, fine, surcharge or interest relating to Tax.

(e) There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company and/or any of its Subsidiaries (other than for Taxes not yet due and payable).

(f) The Company and its Subsidiaries have withheld and paid all Taxes required by Law to have been withheld and paid and have complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee related Taxes).

(g) Neither the Company nor any of its Subsidiaries is a party to any Contract that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

(h) Except as set forth in Section 3.17(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to recognize for income Tax purposes in a Taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a Taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

(i) Neither the Company nor any of its Subsidiaries are, or ever have been, a real property holding company within the meaning of Section 897 of the Code.

(j) No claim has ever been made in writing (or, to the Seller’s Knowledge, other than in writing) that is currently pending by a Governmental Entity in a jurisdiction where the Company and/or any of its Subsidiaries, or any Person that files Tax Returns which include the Company and/or any of its Subsidiaries, does not file Tax Returns that the Company and/or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(k) Except as set forth in Section 3.17(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax allocation, indemnity or sharing Contract.

(l) The Company and its Subsidiaries are members of an “affiliated group” (as that term is defined in Section 1504 of the Code) which has the Seller as the common parent corporation. Neither the Company nor any of its Subsidiaries have been a member of any other “affiliated group” since the applicable inception date of each of the Company and its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 other than for a member of the “affiliated group” (as that term is defined in Section 1504 of the Code) which has the Seller as the common parent corporation, (ii) as transferee or successor, (iii) or by Contract the primary purpose of which is the sharing, allocation, or indemnification of Taxes. Neither the Company nor any of its Subsidiaries is now, or during the last four (4) years has been a party to or bound by any Contract, agreement, governing document or other arrangement (whether or not written and including any arrangement required or permitted by Law) which (i) requires or permits the transfer or assignment of income, revenues, receipts or gains, or (ii) grants any power of attorney (other than to Seller) with respect to any matter relating to Taxes.

(n) Seller has disclosed on its federal income Tax Returns which include the Company and its Subsidiaries all positions taken therein with respect to the Company and its Subsidiaries that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Section 3.17(o) of the Disclosure Schedule sets forth the following items, but only to the extent that they may affect the Company and/or any of its Subsidiaries after the Closing: (i) all rulings or determinations obtained by or with respect to the Company and/or any of its Subsidiaries from any Governmental Entity responsible for the imposition of any Tax; (ii) all material items of income, gain, deduction or loss, or similar items, whether or not recognized or incurred, resulting from any intercompany transaction to which the Company and/or any of its Subsidiaries is party, (iii) any intercompany agreements that have been or currently are in force with respect to such intercompany transactions for any years for which the applicable periods for assessment under applicable Laws, after giving effect to agreements, extensions, or waivers, has not expired; and (iv) any reserves for Uncertain Tax Positions under ASC 740 or any reserves for non-income Taxes included in the balance sheets of the Company, its Subsidiaries, or Seller with respect to the Taxes of the Company and/or any of its Subsidiaries included in the Financial Statements, separately identified and itemized by dollar amount.

(p) The Company’s and its Subsidiaries’ inventory and receivables are accurately valued for Tax purposes.

(q) None of the Seller, the Company or any of its Subsidiaries has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code or been requested to do so in connection with any transaction or proposed transaction.

(r) Section 3.17(r) of the Disclosure Schedule lists all Tax abatement, Tax reduction, or similar agreements or programs to which the Company and/or any of its Subsidiaries is a party. The transactions contemplated by this Agreement will not result in any recoupment, claw-back, or increase in Tax abatement, Tax reduction, or similar benefit for periods prior to the Closing.

(s) Except as set forth in Section 3.17(s) of the Disclosure Schedule, none of the Seller (with respect to the Company and/or its Subsidiaries), the Company or any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in method of accounting or otherwise that will affect the liability of the Company and/or any of its Subsidiaries for Taxes after the Closing Date.

(t) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by either of Section 355 or 361 of the Code.

(u) Except as set forth in Section 3.17(u) of the Disclosure Schedule, none of the Seller (with respect to the Company and/or any of its Subsidiaries), the Company or any of its Subsidiaries has (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulations Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or foreign Tax law), or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision for state, local or foreign Tax law).

(v) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date.

3.18 Property, Casualty and Liability Insurance. The Company does not own or maintain any property, casualty and liability insurance policies. The Parties understand and agree that various property, casualty and liability insurance policies are maintained by the Seller for the benefit of the Company. All coverage for the Company under these policies will be discontinued as of the Closing.

3.19 Service Guaranty and Re-work.

(a) To the Seller’s Knowledge, Section 3.19(a) of the Disclosure Schedule sets forth (i) a list of material service guaranty and material re-work claims made against, and material customer accommodations made by, the Company since January 1, 2009; and (ii) a summary of such claims, together with the annual cost associated therewith, for each of the three (3) immediately preceding fiscal years.

(b) Section 3.19(b) of the Disclosure Schedule sets forth a list of all professional liability claims made against the Company and its employees since January 1, 2009 and a summary of such claims, together with the annual cost associated therewith for each of the three (3) immediately preceding fiscal years.

3.20 Benefit Plans.

(a) Section 3.20(a)(1) of the Disclosure Schedule contains a list of all Benefit Plans maintained or contributed to by or on behalf of the Company or any Subsidiary of the Company. Section 3.20(a)(2) of the Disclosure Schedule contains a description of each unwritten Benefit Plan and a list of each Benefit Plan sponsored by the Seller or any ERISA Affiliate other the Company or any Subsidiary of the Company. The Company has made available to Purchaser true and complete copies of: (i) each Benefit Plan (including amendments since the most recent restatement); (ii) the annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required) for the three most recent plan years; (iii) the most recent determination letter issued to, or opinion letter issued with respect to, each Pension Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such plans; (iv) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Benefit Plan whether or not required to provide a summary plan description; (v) all material personnel, payroll, and employment manuals and policies covering employees of the Company or any Subsidiary of the Company; (vi) each trust agreement, insurance or annuity contract, recordkeeping or other third-party agreement and group annuity Contract relating to any Benefit Plan sponsored by the Company or any Subsidiary of the Company; (vii) all notices that were given by the Company, any Subsidiary of the Company or any Benefit Plan sponsored by the Company or any Subsidiary of the Company to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity relating to a Benefit Plan; and (vii) all notices that were given by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity to the Company or any Subsidiary of the Company relating to any Benefit Plan.

(b) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA and the Code.

(c) Except as set forth on Section 3.20(c) of the Disclosure Schedule, all Pension Plans intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, are so qualified and exempt from federal income Taxes, and have received a favorable determination letter as to their qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as set forth on Section 3.20(c) of the Disclosure Schedule, no such Pension Plan has been amended since the date of its most recent determination letter or application therefor in any respect, nor has any other circumstance or event occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.

(d) No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “defined benefit plan” (as defined in Section 3(35) of ERISA). The Company and its Subsidiaries do not have any actual or potential, secondary, or contingent liability to any Person under Title IV of ERISA and no Pension Plan is subject to Title IV of ERISA. The Company and its Subsidiaries have not contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Benefit Plan is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(e) The Company and its Subsidiaries have never established, maintained or contributed to, or had an obligation to maintain or contribute to or has or had any liability with respect to, any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any “welfare benefits fund” described in Section 419(e) of the Code.

(f) Except as set forth in Section 3.20(f) of the Disclosure Schedule, the Company and its Subsidiaries have not offered to provide, and no Benefit Plan provides, for health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by the Company or its Subsidiaries, as applicable, except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(g) Except as set forth on Section 3.20(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in the payment, vesting, or acceleration of any bonus, interest-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person; (ii) give rise to any obligation to fund any payment or benefit by the Company or any of its Subsidiaries; (iii) give rise to any limitation on the ability of the Company or any of its Subsidiaries to amend or terminate any Benefit Plan or to terminate their participation in any Benefit Plan; or (iv) result in any payment or benefit that would be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code under any Benefit Plan.

(h) Except as set forth on Section 3.20(h) of the Disclosure Schedule, the Company and its Subsidiaries do not have any Benefit Plan in which non-United States employees participate and is not required to maintain any such plan.

(i) The organizational chart for the Seller set forth on Section 3.20(i) of the Disclosure Schedule identifies each ERISA Affiliate.

(j) The Company and its Subsidiaries have never been required to issue any notice of a plant closing or a mass layoff under the WARN Act.

(k) To the Knowledge of the Seller, the Company and its Subsidiaries have not engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.

(l) Except as set forth on Section 3.20(l) of the Disclosure Schedule, each Benefit Plan maintained by the Company and its Subsidiaries may be unilaterally amended or terminated by the Company or its Subsidiaries (with respect to employees of the Company and any of its Subsidiaries), without material liability or penalty, subject to the vested rights of existing participants under the Benefit Plans (with respect to employees of the Company and its Subsidiaries).

(m) Except as set forth on Section 3.20(m) of the Disclosure Schedule, the Company and its Subsidiaries do not have any Benefit Plan or any other agreement or arrangement under which the Company and or any of its Subsidiaries has any liability under a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and applicable Treasury guidance thereunder (the “409A Plans”) which does not comply in all material respects with the requirements of Section 409A of the Code and the applicable guidance thereunder.

(n) All contributions to, and any payments from, each Benefit Plan that may have been required to be made in accordance with the terms of such Benefit Plan, and, where applicable, the laws of the jurisdiction that govern such Benefit Plan, through the date hereof have been made in a timely manner. There are no unfunded benefit obligations under any Benefit Plan which have not been accounted for by reserves, or otherwise fully accrued on the Most Recent Balance Sheet.

(o) There is not now, and there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(p) There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, the Company and its Subsidiaries have not engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.

(q) There are no pending or to the Seller’s Knowledge threatened claims (other than routine claims for benefits in the Ordinary Course of Business), lawsuits, audits, investigations or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries of the Benefit Plans or the Company or any of its Subsidiaries with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries.

(r) Section 3.20(r) of the Disclosure Schedule contains a description, as of the date hereof, of the severance benefits that each of the former employees of the Company and its Subsidiaries are eligible to receive, including the amount payable to each former employee, under the severance arrangement described therein.

(s) Except as set forth on Section 3.20(s) of the Disclosure Schedule, the Company and its Subsidiaries are not a party to any oral or written agreement with any employee of the Company or any of its Subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, or (ii) providing any term of employment or compensation guarantee.

(t) There has been no amendment to, written interpretation of or announcement relating to, or change in employee participation or coverage under, any Benefit Plan that would result in a material increase in the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company or any of its Subsidiaries ended prior to the date hereof. The Seller and the Company and its Subsidiaries have no plan or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any of its Subsidiaries.

(u) The Company and its Subsidiaries have properly classified all individuals who perform services for it under the Benefit Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

(v) Except as set forth on Section 3.20(v) of the Disclosure Schedule, no Benefit Plan provides any current or former employee of the Company or any of its Subsidiaries with any amount of additional compensation if such individual is provided compensation subject to the excise Taxes applicable under Section 409A or 4999 of the Code, and the Company and its Subsidiaries have no obligation to indemnify any Person for any Taxes imposed under Section 409A or 4999 of the Code.

(w) With respect to any Benefit Plan for which the Company, any of its Subsidiaries or Purchaser could have liability after Closing, all liabilities of the Company and its Subsidiaries with respect to any Benefit Plans that are self-insured “welfare plans” within the meaning of Section 3(1) of ERISA for claims incurred but unpaid as of the Closing Date, including all runoff liabilities, based upon reasonable assumptions, have been accrued or reserved for in the Financial Statements of the Company as of the Closing Date. For purposes of this Agreement, a claim shall be deemed incurred when (i) the medical, dental or vision service related to the expense is provided, regardless of when the incident giving rise to the expense occurs; or (ii) in the event of a life insurance, accidental death or dismemberment insurance or disability claim, when the death, accident, illness or injury, as applicable, occurs.

3.21 Employee and Labor Matters.

(a) The employees of the Company and its Subsidiaries are not members of any union that acts as a bargaining representative or agent with respect to such employees in connection with their employment with the Company or its Subsidiaries. There are no pending charges against the Company or any of its Subsidiaries or any current or former employees of the Company or its Subsidiaries (based on conduct relating to their employment by the Company or any of its Subsidiaries) before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices nor does any basis exist therefor. The Company and its Subsidiaries have not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the Knowledge of the Seller, no such investigation is in progress.

(b) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation or other Laws. The Company and its Subsidiaries have complied in all material respects with all Laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including, but not limited to, the Immigration and Nationality Act and its implementing regulations.

(c) There is no labor strike, slowdown, stoppage or lockout actually pending or to the Seller’s Knowledge, threatened against the Company or any of its Subsidiaries. Neither the Seller nor the Company or any of its Subsidiaries are parties to any collective bargaining or other similar labor Contracts with respect to any employee of the Company or any of its Subsidiaries and, to the Seller’s Knowledge, there is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee of the Company or any of its Subsidiaries. No labor union has been certified by the National Labor Relations Board or any other Person as bargaining agent for any employee of the Company and its Subsidiaries. The Company and its Subsidiaries have not experienced a material work stoppage or other material labor difficulty during the two-year period ended on the date hereof.

(d) To the Knowledge of the Seller, no activity of any employee of the Company or any of its Subsidiaries as or while an employee of the Company or any of its Subsidiaries, as applicable, has caused a violation of any employment or noncompetition Contract or agreement, confidentiality agreement, or patent disclosure agreement, the violation of which resulted or could be reasonably expected to result, in a Material Adverse Change.

(e) Section 3.21(e)(1) of the Disclosure Schedule contains a true and complete list of the names, positions and rates of base compensation and incentive compensation (including commissions) of all officers, directors, employees and consultants of the Company and its Subsidiaries, as of the date hereof, excluding any officers and directors of the Company who remain employees of the Seller, showing each such person’s name, positions, status (employee, independent contractor or consultant) and annualized remuneration for the current fiscal year. The officers and directors who will cease to be officers or directors of the Company as of the Effective Time and will continue as employees of the Seller after the Effective Time are listed in Section 3.21(e)(2) of the Disclosure Schedule, without any compensation information provided. Except as set forth on Section 3.21(e)(1) of the Disclosure Schedule, the Company and its Subsidiaries have no Contracts or other agreements with any employees of the Company or any of its Subsidiaries or any policies requiring payment by the Company or any of its Subsidiaries to any of their employees in the event he or she is terminated from employment by the Company or any of its Subsidiaries. Except as set forth on Section 3.21(e)(1) of the Disclosure Schedule, there are no unpaid bonus, retention, deferred compensation or transaction based amounts payable with respect to current or former employees of the Company or any of its Subsidiaries.

(f) As of the date hereof, except as set forth on Section 3.21(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have been notified in writing by any of their employees that such employee intends to, or is considering, terminating such employee’s employment with the Company or any of its Subsidiaries, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company or its assets.

(g) The Company and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or other Law and has not violated any legal requirement prohibiting discrimination of any kind or nature, including, but not limited to, on the basis of race, color, national origin, sex, religion, age, marital status, sexual orientation, current or former military service or physical or mental disability in its employment conditions or practices that would result in any material liability to the Company or any of its Subsidiaries.

3.22 Environmental Matters.

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws. To the Seller’s Knowledge, no property (including soils, groundwater, surface water, buildings or other structures) currently or formerly operated or leased by the Company is or was contaminated with any Hazardous Material in violation of Environmental Laws as a result of or in connection with the operations or activities of the Company or, to the Knowledge of the Seller, any other Person. The Company has generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials in compliance with all applicable Environmental Laws.

(b) The Company has received no notice of any pending or threatened action, demand, claim, notice of noncompliance, suit, investigation, inquiry or proceeding relating to any liability under any Environmental Law, including, but not limited to, any liability arising from or relating to the presence, generation, manufacture, receipt, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. The Company is not subject to any order, decree or injunction of any Governmental Entity and is not a party to any indemnity agreement or other Contract with any third party relating to liability under any Environmental Law. Copies of all environmental reports, studies, assessments, sampling data and other written documentation in the possession of the Company relating to the Company’s compliance with Environmental Laws have been made available to Purchaser.

(c) To the Knowledge of the Seller, any violation of any Environmental Law caused by the prior ownership, possession or use of any third party of any property currently owned, leased or used by the Company that required remediation pursuant to the order or directive of any Governmental Entity, has been remediated to the satisfaction of such Governmental Entity.

3.23 Transactions with Affiliates. Section 3.23 of the Disclosure Schedule describes any material transaction since January 1, 2009 between the Company, on the one hand, and each of the Seller or any Affiliate (other than the Company) of the Seller, on the other hand. Except as set forth in Section 3.23 of the Disclosure Schedule, no Affiliate of the Seller: (a) owns or has any interest in any of the Company’s property (real or personal, tangible or intangible), any Company Intellectual Property or any customer Contract used in or pertaining to the business of the Company; (b) to the Seller’s Knowledge, has any claim or cause of action against the Company; or (c) owes any money to, or is owed any money by, the Company. For the avoidance of doubt, transactions in the Ordinary Course of Business between the Company, Kforce Clinical Research Flex, LLC, KCR Canada, Inc. and KCR Puerto Rico, LLC shall not be deemed to be required to be disclosed under this Section 3.23.

3.24 Brokers. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

3.25 Effect of Transaction. Except as set forth in Section 3.25 of the Disclosure Schedule, no lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with the Company has informed the Company in writing (or, to the Knowledge of the Seller, other than in writing) and the Seller has no Knowledge that such Person intends to change such relationship (in part or in whole) that would result in material harm to the Company because of the consummation of the transactions contemplated by this Agreement.

3.26 Certain Business Practices. Since January 1, 2010, no officer or employee of the Company or any of its Subsidiaries has made, directly or indirectly, with respect to the business of the Company and its Subsidiaries or any of their respective business activities, any illegal bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds for any illegal contribution, gift or entertainment to government officials (or any employees, agents, Affiliates, representatives or family members of such officials) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Neither the Company nor any of its officers, directors, stockholders or employees, has violated any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any similar domestic or foreign anticorruption law.

3.27 Ownership and Condition of Assets. Except as set forth in Section 3.27 of the Disclosure Schedule, the Company is the sole and exclusive legal and equitable owner of, and has good and marketable title to, its assets and such assets are free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.27 of the Disclosure Schedule, no Person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Company’s assets other than in the Ordinary Course of Business. Any assets material to the business of the Company that are not owned by the Company or utilized by the Company pursuant to a lease, license or other agreement are set forth in Section 3.27 of the Agreement.

3.28 Customers and Suppliers. Section 3.28 of the Disclosure Schedule sets forth for the year ended December 31, 2011: (a) the twenty (20) largest customers of the Company by revenue generated and (b) the suppliers of the Company, excluding those with total amount purchased less than $200,000. The Company has received no written notice that any of the customers or suppliers set forth on Section 3.28 of the Disclosure Schedule intend to terminate, materially reduce or otherwise materially adversely modify its relationship with the Company.

3.29 Indebtedness. Following the Closing, the Company will not maintain any Indebtedness other than Indebtedness taken into account in connection with the calculation of the Purchase Price in accordance with Sections 2.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller for its reliance in the execution, delivery and performance of this Agreement that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own its properties and carry on its business as now being conducted and as contemplated by this Agreement.

4.2 Power and Authority; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the other Parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally.

4.3 Noncontravention.

(a) The execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Purchaser with the provisions of this Agreement do not and will not require any consent or other action of any Person under any provision of (i) Purchaser’s certificate of incorporation or bylaws, (ii) any Law or Judgment applicable to Purchaser or its properties or assets. Notwithstanding the previous sentence, any such failure to obtain such consent or action that is not likely to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, shall not be considered a breach of this Section 4.3(a).

(b) Other than the required filings with the SEC and under the HSR, to the Seller’s Knowledge, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated by this Agreement or the compliance by Purchaser with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

4.4 Brokers. Purchaser has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

4.5 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1 Confidentiality.

(a) The Seller and each of its Affiliates shall ensure that the terms of this Agreement and any other agreement relating to the transactions contemplated hereby and all confidential and proprietary information concerning the Business and the Company, including, but not limited to, the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Business or otherwise relating to the assets of the Company, or any customer or supplier of the Company, that the Seller and its Affiliates, any of their respective directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of Purchaser; provided, however, that the restrictions of this provision shall not apply: (i) as required under the rules of the SEC contained in, and relating to, Current Report on Form 8-K; (ii) as required under the rules of the SEC relating to the exhibits required to be filed with the SEC (for the avoidance of doubt, the Seller will file the Agreement as an exhibit to a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or both); (iii) as may otherwise be required by Law, provided that Seller will disclose only that portion of such information that Seller is advised by counsel is reasonably required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information; (iv) as may be necessary or appropriate in connection with the enforcement of this Agreement; or (v) to the extent such information shall have otherwise become publicly available other than as the result of a breach by the Seller or any of its Affiliates of its obligations under this Agreement. The restrictions of this Section 5.1(a) shall survive the Closing.

(b) The Purchaser, the Company and each of their Affiliates shall ensure that the terms of this Agreement and any other agreement relating to the transactions contemplated hereby and all confidential and proprietary information concerning the Seller (and not that of the Company or relating to the Business), including, but not limited to, the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Seller or otherwise relating to the assets of the Seller, or any customer or supplier of the Seller, that the Purchaser, the Company and their Affiliates, any of their respective directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of the Seller; provided, however, that the restrictions of this provision shall not apply: (i) as may otherwise be required by Law, provided that the Purchaser or the Company will disclose only that portion of such information that the Purchaser or the Company is advised by counsel is reasonably required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information; (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; or (iii) to the extent such information shall have otherwise become publicly available other than as the result of a breach by the Purchaser, the Company or any of its Affiliates of its obligations under this Agreement. The restrictions of this Section 5.1(b) shall survive the Closing.

5.2 Publicity. Promptly after the Closing, the Purchaser and Seller will each issue a press release announcing this transaction substantially in forms attached to this Agreement as Exhibit 5.2. Except as may otherwise be required by Law or in Sections 5.1 and 5.2 of the Agreement, no public announcement of this transaction shall be made without the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 Further Assurances; Cooperation. From time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. The Parties shall use their commercially reasonable efforts and cooperate with one another in obtaining any consents, approvals or waivers required or appropriate under any Material Contract or Law and not obtained on or prior to the Closing Date. In addition, Purchaser and the Company: (a) shall use its commercially reasonable efforts to obtain the release of the guarantee (the “Guarantee”) provided by Seller in the contract between the Company and Alexion Pharmaceuticals within thirty (30) days of the Closing; and (b) shall indemnify Seller for any Loss to the Seller after the Effective Date arising from or relating to the failure of the Purchaser to obtain the release of the Guarantee.

5.4 Employees and Employee Benefits.

(a) Except as otherwise provided in this Section 5.4, Section 5.4(a) of the Disclosure Schedule, or as required by applicable Law, the employees of the Company and its Subsidiaries shall cease to be eligible to participate in or accrue further benefits under the Benefit Plans as of the Effective Time. Following the Effective Time and until such time as Purchaser in its sole discretion and in accordance with applicable Law determines otherwise, the employees of the Company and its Subsidiaries shall participate in employee benefit plans maintained by Purchaser or its Affiliates as Purchaser shall determine in its sole discretion.

(b) The Seller shall be responsible for all obligations arising under COBRA and any other similar Law related to coverage under the Seller’s Benefit Plans for current or former employees of the Company and its Subsidiaries (and their spouses and dependents) whose termination of employment (or other qualifying event) occurs on or before the Effective Time. Purchaser shall be responsible for any obligations arising under COBRA and any other similar Law arising from coverage under group health plans maintained by Purchaser or any of its Affiliates for employees of the Company and its Subsidiaries (and their spouses and dependents) whose termination of employment (or other qualifying event) occurs after the Effective Time. The Seller shall be solely responsible for any self-insured welfare plan liabilities under any of the Seller’s Benefit Plans.

(c) As of the Effective Time, the Seller shall cause each employee of the Company who is a participant in the Kforce 401(k) Retirement Savings Plan (the “Seller 401(k) Plan”), the Kforce Nonqualified Deferred Compensation Plan and the Kforce Executive Investment Plan to be fully vested in his or her account balance thereunder. Within sixty (60) days following the Effective Time, each employee of the Company and its Subsidiaries, who is immediately prior to the Effective Time a participant in the Seller 401(k) Plan, shall be eligible for a distribution of his or her entire vested account balance from the Seller 401(k) Plan in accordance with the terms of the Seller 401(k) Plan, and shall further be given the option to elect a direct rollover of his or her entire account balance, including up to two participant loans which are not in default status, into the employee pension benefit plan that includes a cash or deferred arrangement under Section 401(k) maintained by Purchaser or its Affiliates (the “Purchaser 401(k) Plan”), subject to the terms of the Purchaser 401(k) Plan.

(d) The Seller shall make all payments of deferred compensation to eligible employees of the Company and its Subsidiaries in a timely manner in accordance with the terms of the applicable Benefit Plans and in accordance with the requirements of Section 409A of the Code.

(e) This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any employee of the Company, any of its Subsidiaries or any other Person to any continued employment with the Company, its Subsidiaries, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.5 Noncompetition; Nonsolicitation. (a) The Seller agrees that through the fifth (5th) anniversary of the Closing Date (the “Noncompetition Period”) Seller will not compete with or be engaged in the same business as, or Participate In (as hereinafter defined) any other business or organization which at any time during the Noncompetition Period competes with, or is engaged in, the same business as the Business worldwide (the “Subject Matter Area”). “Participate In” shall mean “directly or indirectly, for its own benefit or for, with, or through any other Person, own, manage, operate, control, loan money to or participate in the ownership, management, operation or control of, or be connected as a partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of its name in,” provided, nothing contained herein shall prohibit the Seller from: (i) owning, directly or indirectly, up to 1.0% of the outstanding securities of any issuer which are traded on a national securities exchange or quoted on an automated system of quotation; (ii) acquiring an entity that engages in or Participates In the Subject Matter Area so long as revenue from the operations in the Subject Matter Area, in the then-most recently completed fiscal year, did not exceed $5.0 million or the operations in the Subject Matter Area are divested within 12 months of the acquisition or (iii) consummating a transaction that results in a Change of Control of the Seller.

(b) The Seller agrees that through the third (3rd) anniversary of the Closing Date (the “Nonsolicitation Period”) Seller will not: (i) directly or indirectly solicit or interfere with, or endeavor to entice away from Purchaser, the Company and its Subsidiaries, any of their respective suppliers or customers, if such actions violate Section 5.5(a); (ii) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company and its Subsidiaries, any of their employees; (iii) directly or indirectly solicit or interfere with, or endeavor to entice away from Purchaser, employees of the Purchaser with whom Seller, or any of its officers, directors, employees, stockholders, agents or Representatives, has had dealings in connection with the negotiation of this Agreement, the Transition Services Agreement or any other related agreement; or (iv) directly or indirectly employ or hire any person who, at any time during the one (1) year period preceding the Closing was, or during the Nonsolicitation Period is, an employee of the Company or its Subsidiaries. Similarly, the Purchaser and the Company agree that through the Nonsolicitation Period the Purchaser and the Company will not directly or indirectly solicit or interfere with, endeavor to entice away or hire from the Seller and its Affiliates any of their employees with whom Purchaser or any of its officers, directors, employees, stockholders, agents or Representatives, has had dealings in connection with the negotiation of this Agreement, the Transition Services Agreement or any other related agreement. Notwithstanding any other provision of this Section 5.5(b) but subject to Section 5.5(a), the Parties shall not be restricted from: (i) general advertising not specifically directed at employees of the other or (ii) soliciting the employment of or hiring any employees that have previously been terminated by the Seller, the Purchaser, the Company or any of the Company’s Subsidiaries or have terminated their employment other than as a result of the soliciting Party’s violation of this Section 5.5(b). Nothing in this Section 5.5 shall prohibit the Seller and its Affiliates from soliciting and performing services from and for customers in service areas that are not competitive with the Business, such as staffing and permanent placement services in the fields of Finance and Accounting, Information Technology and Health Information Management, as well as design, manufacturing, and distribution of medical training devices.

5.6 Code Section 338 Election. At the Purchaser’s option, Seller shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, county, local, foreign or other Tax Laws) (collectively, a “Code Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares (as well as the deemed purchase and sale of the shares or equity interests of each of the Subsidiaries, as applicable) pursuant to this Agreement. Purchaser, at its expense, shall prepare, or cause to be prepared, the forms and schedules (including IRS Form 8023) and take such other steps that are necessary to effect the Code Section 338(h)(10) Election. The Seller shall execute all forms and schedules (including, without limitation, IRS Form 8023) required to make the Code Section 338(h)(10) Election and return the same to Purchaser no more than thirty (30) Business Days from the receipt of the same from Purchaser or its agent. The Seller shall include any income, gain, loss or deduction of the Tax item resulting from the Code Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law (including, without limitation, those attributable to an election made under any state, county, local, foreign or other Tax Law similar to the election available under Section 338(h)(10) of the Code and those resulting from the making of an election under Section 338(h)(10) of the Code). If a Code Section 338(h)(10) Election is made, neither the Purchaser nor the Seller shall take any position contrary thereto on any Tax Return unless required to do so by applicable Tax Laws.

5.7 Regulation S-X Rule 3-05.

(a) Preparation of Carve-Out Financial Statements. Upon the written request of Purchaser (the “Request”) delivered within sixty (60) days of the Closing Date, the Seller shall use its reasonable best efforts to prepare audited carve-out financial statements of the Company and footnotes thereto prepared in accordance with GAAP and the SEC Requirements, including a combined balance sheet and related statements of income, stockholders’ equity and cash flows, for any of the fiscal years ended December 31, 2009, 2010 and 2011 as may be requested by Purchaser (collectively, the “Carve-Out Financial Statements”).

(b) Delivery of Carve-Out Financial Statements. From the date of the Request the Seller shall prepare and deliver as soon as reasonably practicable, but in no event later than sixty (60) days following the date of the Request, unaudited Carve-Out Financial Statements to the Business Auditors; provided, that, the Seller will use reasonable best efforts to (i) cause the Business Auditors to complete an audit of such Carve-Out Financial Statements on or prior to such delivery date or as soon as reasonably practicable thereafter, and (ii) include an unqualified audit opinion of the Business Auditors with respect to such financial statements (including the consent of the Business Auditors to the inclusion of such report in the Purchaser Registration Statements).

(c) Delivery of Additional Financial Information. The Seller shall prepare and deliver together with the Carve-Out Financial Statements (i) financial information with respect to the Company from January 1, 2012 through the Closing Date as may be necessary to satisfy the SEC Requirements in connection with the Registration Statements, if any, for disclosures with respect to the first financial quarter and (ii) accounting or other internal records provided to or prepared by the Business Auditors in connection with the preparation of the interim financial statements of the Company and its Subsidiaries for the three-month periods ended March 31, 2011, June 30, 2011, September 30, 2011 and March 31, 2012.

(d) Audit Cooperation and Expenses.

(i) Notwithstanding anything to the contrary in this Agreement, the Seller hereby (A) consents to the inclusion of the Carve-Out Financial Statements and information and the 3-10(g) Information, as applicable, in any prospectuses, private placement memoranda, lender and investor presentations, offering documents, bank information memoranda, rating agency presentations and similar documents customarily used in connection with any debt or equity financing (any such materials, the “Offering Documents”) of the Purchaser or any registration statement filed by Purchaser in connection with the offering or exchange of debt securities on Form S-1 or Form S-4 (the “Purchaser Registration Statements”), and (B) agrees the Purchaser may disclose, as applicable, such financial statements and information and a description of the transactions contemplated hereby and (subject to Seller’s consent not to be unreasonably withheld, conditioned or delayed) information regarding the Seller, the Company and the Business in Offering Documents and the Purchaser Registration Statements.

(ii) The Seller shall use reasonable best efforts to cause its former and current independent auditors (and, with respect to clause (C) below, the relevant finance personnel of the Seller), at such time or times as the Purchaser shall reasonably request, to (A) prepare customary draft comfort letters (including customary negative assurance comfort) with respect to the Carve-Out Financial Statements included in any Offering Documents, (B) deliver executed copies of such comfort letters upon pricing and closing of the transactions contemplated by such Offering Documents, (C) participate in due diligence calls and other customary diligence procedures with Representatives of the initial purchasers of the debt securities to be offered under such Offering Documents, and (D) provide signed consents to the inclusion of unqualified auditors’ reports in the Purchaser Registration Statements and to references therein to such auditors as experts, which such consents may be filed with the SEC in connection with the Purchaser Registration Statements. The Seller shall cause the relevant finance personnel of the Seller, with the advice and assistance of its former or current auditors, if requested by the Seller, to participate in and assist with the Purchaser’s preparation of pro forma financial statements in accordance with Article 11 of Regulation S-X for inclusion in any Offering Document and the Purchaser Registration Statements.

(iii) Purchaser shall be responsible for all reasonable fees, costs and expenses which Seller would not have incurred without a Request from Purchaser for the preparation of the Carve-Out Financial Statements, including, but not limited to, any expenses incurred by the Seller’s former and current independent auditors, including the Business Auditors, the delivery of financial statements, the preparation of any financial statements and any expenses incurred by the Seller and its employees. Purchaser’s responsibility in the previous sentence shall include a payment for the time incurred by the Seller and its employees for the preparation of the Carve-Out Financial Statements equal to the Seller’s actual cost.

5.8 Name Change. Within 60 Business Days of the Closing Date, Purchaser and the Company will cause to be filed all documents, and take such other steps, necessary to change the name of the Company and any of its Subsidiaries to such other name that does not contain the word “Kforce.” In addition, during such 60 Business Day period immediately following the Closing, the Company, its Subsidiaries and Purchaser may continue to use any and all materials currently used in the Business in whatever medium used, including, but not limited to, signs, boxes, invoices, promotional materials or packaging, bearing the name “Kforce” (or any derivation thereof used in the Business) and the related logo. In addition to the foregoing, for a six month period following the Closing, the Company, its Subsidiaries and Purchaser may use “(formerly known as “Kforce Clinical Research”)” in referring to, and in all materials utilized in, the Business.

5.9 Insurance. With respect to the professional services liability insurance policy, fiduciary insurance policy and employment practices liability insurance policy set forth on Section 5.9 of the Disclosure Schedule (the “Claims-Based Policies”), at Purchaser’s reasonable request, Seller shall assist Purchaser, at Purchaser’s cost, with the purchase of “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to the Claims-Based Policies of the types and with amounts of coverage substantially similar to the Claims-Based Policies as of the date hereof and with such other terms as are no less favorable than those of the Claims-Based Policies as of the date hereof. The cost to maintain the “tail” Claims-Based Policies, including any deductible payable thereunder, shall be borne solely by Purchaser.

5.10 Closing. Each Party shall be obligated to consummate the transactions contemplated under this Agreement on March 30, 2012 in accordance with the requirements of this Agreement, upon the satisfaction of the conditions contained in Article VI.

5.11 Seller Post-Closing Payments. Seller shall pay all obligations described in subsections (xii) (relating to deferred compensation) and (xvi) (relating to information technology licenses) of the definition of “Indebtedness” as soon as reasonably practicable following the Closing but, in all cases, in accordance with any applicable Benefit Plan.

5.12 Bonus Payment to Kristin Ellis. As soon as reasonably practicable following the Closing, Seller shall pay to Kristin Ellis the amounts due to her under the bonus agreement entered into by and between her and the Seller, dated January 17, 2012, in accordance with the terms and conditions of such agreement

5.13 Refund of Unpaid Retention Bonus Amounts. In the event the Company or the Purchaser does not pay to (a) Randy Kehrmeyer (“Kehrmeyer”), the full amount of the retention bonus (plus any applicable payroll Taxes) due under the Bonus Agreement between Kehrmeyer and the Company dated January 19, 2012, (b) Peg Connelly (“Connelly”), the full amount of the retention bonus (plus any applicable payroll Taxes) due under the Bonus Agreement between Connelly and the Company dated January 19, 2012, (c) Kelly Bonn (“Bonn”), the full amount of the retention bonus (plus any applicable payroll Taxes) due under the Bonus Agreement between Bonn and the Company dated January 19, 2012 or (d) Eleanore Doyle (“Doyle”), the full amount of the retention bonus (plus any applicable payroll Taxes) due under the Bonus Agreement between Doyle and the Company dated January 19, 2012 (collectively, the “Retention Agreements”); in each case within forty-five (45) days of the Effective Time, Purchaser will pay to Seller the amount by which: (i) the amount related to the Retention Agreements that is considered “Indebtedness” and is accordingly deducted from the Purchase Price exceeds (ii) the amount actually paid pursuant to the Retention Agreements (including applicable payroll Taxes), or Seller will pay to Purchaser the amount by which: (i) the amount actually paid pursuant to the Retention Agreements (including applicable payroll Taxes) exceeds (ii) the amount related to the Retention Agreements that is considered “Indebtedness” and is accordingly deducted from the Purchase Price.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation to Close. The respective obligations of each Party to consummate this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the Agreement; and

(b) since the date of this Agreement, there shall not have been commenced or threatened any Legal Proceeding (i) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the transactions contemplated by this Agreement or which may result in a Material Adverse Change, or (ii) that may have the effect of preventing, materially delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with any of the transactions contemplated by this Agreement.

6.2 Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser to consummate this Agreement are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) all actions to be taken by Seller and the Company in connection with the consummation of this Agreement and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser;

(b) all representations and warranties of the Seller in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Change), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct, individually or in the aggregate, as would not cause or reasonably be expected to cause a Material Adverse Change or materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement. Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect;

(c) since the date of this Agreement, there shall not have occurred a Material Adverse Change related to the Business; and

(d) Seller or the Company, as applicable, shall have delivered all of the Closing deliveries set forth in Section 7.2(a) and (b).

6.3 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate this Agreement are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) all actions to be taken by Purchaser in connection with the consummation of this Agreement and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller and the Company;

(b) all representations and warranties of Purchaser in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct, individually or in the aggregate, as would not or reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement. The Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect; and

(c) Purchaser shall have delivered all of the Closing deliveries set forth in Section 7.2(c).

ARTICLE VII

CLOSING

7.1 Closing. Provided all of the conditions to Closing set forth in Article VI have been satisfied or waived, the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m. (eastern time) on March 30, 2012 via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each party’s counsel (the “Closing Date”) and shall be effective as of the Effective Time.

7.2 Deliveries. At the Closing:

(a) The Company will deliver to Purchaser:

(i) copies of the resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Company, all certified by an executive officer of the Company;

(ii) resignations, effective as of the Closing, of each of the directors and executive officers of the Company and its Subsidiaries;

(iii) evidence reasonably satisfactory to the Purchaser that all Indebtedness which can be satisfied as of the Closing (all of which is identified in Section 7.2(a)(iii) of the Disclosure Schedule) has been repaid and all Liens securing such Indebtedness have been released;

(iv) evidence reasonably satisfactory to the Purchaser that all agreements with any Affiliate of the Company and to which the Company is a party, including, but not limited to, those agreements set forth in Section 3.23 of the Disclosure Schedule, have been terminated; and

(v) evidence reasonably satisfactory to the Purchaser that the employment of Kristin Ellis with Seller has been terminated.

(b) The Seller will deliver to Purchaser:

(i) copies of the resolutions of the Board of Directors of the Seller, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Seller, all certified by an executive officer of the Seller;

(ii) the certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents; and

(iii) all books and records of the Company and its Subsidiaries and any and all of Seller’s books and records relating to the Business; provided, however, that Seller may maintain copies of any books and records relating to the Business.

(c) Purchaser will deliver to the Seller:

(i) copies of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Purchaser, all certified by an executive officer of the Purchaser; and

(ii) an amount equal to the Purchase Price, less any Indebtedness that cannot be satisfied as of the Closing, paid by wire transfer of immediately available funds to the account designated by Seller to Purchaser prior to the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. The representations and warranties of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant hereto shall be deemed to have been relied on by the Parties hereto, and shall survive the Closing for a period of eighteen (18) months; provided, however, that: (i) the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.6 (Capitalization), 3.17 (Taxes), 3.20 (Benefit Plans) and 3.22 (Environmental Matters) shall survive the Closing and continue until sixty (60) days after all applicable statutes of limitation bar any claims of any kind or nature regardless of the forum in which asserted; and (ii) the representations and warranties contained in Section 3.5 (Title to Shares) shall survive indefinitely.

8.2 Indemnification of Purchaser. (a) Subject to Sections 8.4 and 8.5 hereof, the Seller shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each, a “Purchaser Indemnified Party”) against, and hold each Purchaser Indemnified Party harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party, arising from, relating to or otherwise in connection with the following (collectively, the “Purchaser Indemnifiable Loss”):

(i) any breach of any representation or warranty of the Seller contained in this Agreement or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement;

(ii) any breach or failure to perform any covenant or agreement of the Seller contained in this Agreement or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement; and

(iii) Seller Taxes.

(b) Purchaser’s aggregate remedy with respect to any and all Purchaser Indemnifiable Loss shall in no event exceed $5,000,000 (the “Indemnification Cap”), other than to the extent such Purchaser Indemnifiable Loss (i) is determined by a court of competent jurisdiction to be the result of any breach of the representations and warranties contained in Section 3.5 (Title to Shares), Section 3.17 (Taxes), Section 3.20 (Benefit Plans), Section 3.29 (Indebtedness), or any material fraud by the Company or the Seller, (ii) arises from or relates to any Seller Taxes, or (iii) arises from or relates to Seller’s breach or failure to perform any of the covenants contained in Article V or Article IX.

(c) No payment for any Purchaser Indemnifiable Losses shall be required unless and until the aggregate amount of such Purchaser Indemnifiable Losses exceeds $375,000 (the “Indemnification Deductible”) and then only to the extent such Purchaser Indemnifiable Losses exceed the Indemnification Deductible; provided, however, the Indemnification Deductible shall not apply to any Purchaser Indemnifiable Loss arising from or relating to (i) a breach of any representation or warranty set forth in Section 3.17 (Taxes) or Section 3.29 (Indebtedness), (ii) any Seller Taxes or (iii) Seller’s breach or failure to perform any of the covenants contained in Article V or Article IX.

8.3 Indemnification of the Seller. Purchaser shall indemnify the Seller and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement; or

(b) any breach or failure to perform any covenant or agreement of Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement.

8.4 Indemnification Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.2 or 8.3 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within ten (10) days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. In any event, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party alone shall conduct and control the defense of such Third Party Claim and the Indemnified Party shall have the right to participate in the defense of such claim at its own expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim pursuant to Section 11.3 below with reasonable promptness to the Indemnifying Party within the survival period (if there is an applicable survival period pursuant to Section 8.1 above); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 8.2 or 8.3 and the Indemnifying Party shall pay the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

8.5 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise. The amount of any indemnification payable under this Agreement will be net of the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policies of insurance covering the Loss giving rise to the claim. The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Agreement, the Indemnified Party receives payment in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.

8.6 Exclusive Remedy. The exclusive remedy available to a Party hereto with respect to the matters covered by Sections 7.2 and 7.3 hereof shall be to proceed in the manner and subject to the limitations contained in this Article VII.

8.7 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price when and as paid unless a final determination (which shall include, without limitation, the execution of an IRS Form 870-AD or successor form) with respect to the Purchaser and the Seller causes such payment not to be treated as an adjustment to or refund of the Purchase Price for Tax purposes.

8.8 Amounts Payable Under Claims-Based Policies. Notwithstanding anything in this Article VII to the contrary, in the event all or a portion of any Loss is eligible for payment (a “Covered Loss”) under any of the Claims-Based Policies or any “tail” insurance policies to be maintained by Seller pursuant to Section 5.9, (a) Purchaser shall be entitled to receive the full amount of any such Covered Loss paid under those policies, (b) Purchaser’s right to receive payments made under such policies for any Covered Loss shall not be subject to the Indemnification Cap or the Indemnification Deductible, and (c) Purchaser’s right to receive payments made under such policies for any Covered Loss shall survive the expiration of

Purchaser’s right to indemnification hereunder. To the extent any Covered Loss is not paid in full under the Claims-Based Policies or any “tail” insurance policies to be maintained by Seller pursuant to Section 5.9, Purchaser shall have the right to seek indemnification for the amount of such unpaid Covered Loss in accordance with, and subject to the limitations contained in, this Article VII.

ARTICLE IX

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Purchaser and the Seller for certain Tax matters:

9.1 Tax Periods Ending on or Before the Closing Date. Subject to Sections 9.1(a) and (b) below, the Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including Tax Returns with respect to periods for which a consolidated, unitary or combined Tax Return of the Seller will include the operations of the Company. With respect to the Company, unless consented to by the Purchaser (such consent not to be unreasonably withheld), such Tax Returns shall include no elections that were not made in the last similar Tax Return and shall be prepared in a manner consistent with the last previous similar Tax Return and in compliance with Law, except for changes in the law or applicable regulations.

(a) For any such Tax Returns which the Purchaser must execute and file (as opposed to consolidated, unitary, or combined Tax Returns where the Seller executes and files), the Seller will provide a copy to the Purchaser at least fifteen (15) days prior to the filing deadline for the Purchaser’s review and reasonable comment. The Purchaser shall provide the Seller with any comments on all such Tax Returns within ten (10) days of the Purchaser’s receipt of the same; provided, that if no comments are received by the Seller from the Purchaser within this timeframe, the Purchaser agrees that the Seller may assume that the Purchaser has no comments and will provide a copy suitable for filing and, not later than five (5) days prior to the due date for payment of Taxes with respect to such Tax Returns, the Seller shall pay to the Purchaser the amount of any Taxes shown by any such Tax Return to be due. Upon the receipt of any refund with respect to such Tax Returns, the Purchaser will pay any refund to the Seller within thirty (30) days. The Seller and the Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all such Tax Returns. Where the filing of any such Tax Returns will be extended, if the Seller or its Tax Return preparer is unable to execute and file an extension, or if any Taxes are due with such extension, Seller will provide a completed extension request to Purchaser at least five (5) days prior to the filing deadline for such request and will pay the Purchaser any amount due with such request at the same time.

(b) For any Tax Returns which are consolidated, unitary, or combined returns where the Seller executes and files, the Seller shall pay any Taxes shown by any such Tax Return to be due. Immediately after filing, the Seller will furnish the Purchaser a complete copy of the consolidated, unitary, or combined return, or alternatively a copy of the separate company federal proforma Tax Return of the Company used in the preparation of any such Tax Returns and a schedule of apportionment factors for each state and any state Tax filing differences of the Company included in such Tax Returns.

9.2 Tax Periods Beginning Before and Ending After the Closing Date; Straddle Period Taxes. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Purchaser will cause all such Tax Returns to be timely filed and will provide a copy to the Seller at least fifteen (15) days prior to filing for the Seller’s review and reasonable comment. Seller shall provide the Purchaser with any comments on all such Tax Returns within ten (10) days of the Seller’s receipt of the same; provided, that if no comments are received by the Purchaser from the Seller within this timeframe, the Seller agrees that the Purchaser may assume that the Seller has no comments. Such Tax Returns shall be prepared on a basis that is consistent with the last previous similar Tax Return and in compliance with Law, except for changes in the Law or applicable regulations. The Seller and Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all such Tax Returns. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, Seller shall pay to Purchaser the amount of any Seller Taxes with respect to such Tax Return.

9.3 Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (y) based upon or related to income or receipts, or (z) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Seller ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Seller, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period

9.4 Cooperation on Tax Matters.

(a) Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and the Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Governmental Entity.

(b) The Seller shall obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser and the Company shall reasonably and in good faith cooperate with the Seller as necessary to allow the Seller to obtain such items.

(c) Purchaser, the Company and the Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043A of the Code and the regulations promulgated thereunder.

9.5 Audits. Seller shall not settle any Tax audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

9.6 Certain Taxes. The Seller and Purchaser shall each be responsible for the payment of one-half of any transfer, documentary, sales, use, stamp, registration and other such taxes and administrative fees (including any penalties and interest) incurred in connection with this Agreement. The Seller shall prepare all necessary Tax Returns and other documentation that it is required to prepare under applicable Law with respect to all taxes referenced in the previous sentence. If required by applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of such Tax Returns and other documentation.

9.7 Allocation of Purchase Price. Only if a Code Section 338(h)(10) Election is made, the Seller and the Purchaser agree that: (a) the Purchase Price and the liabilities of Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including, without limitation, Tax and financial accounting purposes) and (b) this allocation shall be in accordance with an allocation schedule to be agreed upon within 90 days of the Effective Time (the “Allocation Schedule”). Neither Seller nor Purchaser shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Schedule (or amended Allocation Schedule, if applicable) unless required to do so by applicable Law.

9.8 Tax Sharing Agreements. All Tax allocation, sharing or indemnity Contracts or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

ARTICLE X

TERMINATION

10.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Either Party may terminate this Agreement if the Closing has not occurred on or before March 30, 2012, provided that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose failure to perform any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(b) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(c) Purchaser may terminate this Agreement by giving written notice to Seller if the Closing does not occur due to the failure of any condition precedent under Sections 6.1 or 6.2 to be satisfied, provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Purchaser if Purchaser’s failure to perform any obligation under this Agreement has been the cause of or resulted in the failure of any condition precedent under Sections 6.1 or 6.2 to be satisfied; and

(d) Seller may terminate this Agreement by giving written notice to Purchaser if the Closing does not occur due to the failure of any condition precedent under Sections 6.1 or 6.3 to be satisfied, provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Seller if Seller’s failure to perform any obligation under this Agreement has been the cause of or resulted in the failure of any condition precedent under Sections 6.1 or 6.3 to be satisfied.

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.1 above shall survive termination.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement contains the entire agreement among Parties hereto with respect to the transactions contemplated herein and shall only be modified or amended by an instrument in writing signed by or on behalf of the Parties hereto.

11.2 Section Headings; Interpretation. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part hereof and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise.

11.3 Notices. Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other Party or if delivered by confirmed facsimile or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed to the Parties as follows:

To the Company:	Kforce Clinical Research, Inc.
c/o inVentiv Health, Inc.
One Van de Graaff Drive
Burlington, MA 01803
Facsimile: 781.425.4612
Attention: Eric Sherbet

To Seller:	Kforce Inc.
1001 East Palm Avenue
Tampa, Florida 33605
Facsimile: 813.552.2970
Attention: David M. Kelly, Senior Vice President, Finance and Accounting

With copies to:	Holland & Knight, LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Facsimile: 813.229.0134
Attention: Robert J. Grammig

To Purchaser:	inVentiv Health, Inc.
One Van de Graaff Drive
Burlington, MA 01803
Facsimile: 781.425.4612
Attention: Eric Sherbet

With copies to:	Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, DC 20036
Facsimile: 202.861.1783
Attention: William J. Conti

or to such other address as any Party notifies the other Parties of in accordance herewith.

11.4 No Presumption Against Drafter. Each of the Parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the Parties hereto and no presumptions nor burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.5 Nonassignability. This Agreement shall not be assigned, by operation of law or otherwise, except that the rights and obligations of the Purchaser hereunder may be assigned to any Affiliate of the Purchaser (except that no such assignment shall relieve the Purchaser of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

11.6 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

11.7 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

11.8 Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE ANCILLARY DOCUMENTS SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT THERETO TO THE EXCLUSIVE JURISDICTION OF, ANY COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE, AND ANY APPELLATE COURT THEREFROM. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. ANY PARTY SEEKING RELIEF UNDER SECTION 11.9 OF THIS AGREEMENT MUST FIRST PROVIDE REASONABLE NOTICE TO THE OTHER PARTIES.

11.9 Specific Performance. The Parties hereby agree that irreparable damage would occur in the event that Article V or Article IX of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. Accordingly, the Parties hereto acknowledge and hereby (a) agree that, in the event of any breach or threatened breach by Seller or Purchaser of Article V or Article IX of this Agreement, Seller and Purchaser shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this

Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement, and (b) waive any requirement for security or the posting of any bond in connection with any such remedy. The Parties further agree that by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, including, but not limited to, monetary damages.

11.10 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any Party hereto of the benefit of the bargain.

11.11 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

KFORCE CLINICAL RESEARCH, INC.

By:	/s/ Judy M. Genshino-Kelly
Name:	Judy M. Genshino-Kelly
Title:	Vice President, Treasurer

INVENTIV HEALTH, INC.

By:	/s/ Gregg Dearhammer
Name:	Gregg Dearhammer
Title:	Authorized Person

KFORCE INC.

By:	/s/ David M. Kelly
Name:	David M. Kelly
Title:	Senior Vice President, Finance & Accounting